EXHIBIT 10.24

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SECTION 1:   TERMS AND CONDITIONS SPECIFIC TO INNOVATION DEVELOPMENT SCHEME

1.1	Summary of Award

Tranche 1

Period:21 Feb 2020 – 20 Feb 2021

Maximum Grant Amount: S$ 14,039,000

Cost CategorySupport RateCategory Sub-Cap(a)[* * *][* * *][* * *](b)[* * *][* * *][* * *](c)[* * *][* * *][* * *](d)[* * *][* * *][* * *]•[* * *][* * *][* * *](1)[* * *][* * *][* * *](g)[* * *][* * *][* * *](h)Other Costs[* * *][* * *]

1.2	Grant Amount

The amount claimable in each category is determined by the actual qualifying costs incurred in that category multiplied by the support rate for that category, and up to the respective category sub-cap.

The total amount claimable under the Incentive is the maximum grant amount.

Where the sum of the category sub-cap exceeds the maximum grant amount, the maximum grant amount shall prevail.

1.3	Qualifying Period	The qualifying period shall be from the start date of the 1st Tranche to the end date of the last Tranche. Only qualifying costs incurred during the qualifying period are claimable.

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1.4	Qualifying Personnel

Qualifying personnel refers to the following:

(a) Grantee's employees directly working on the Project but

excludes employees undertaking support functions such as administration and finance. Both permanent employees and contract staff are qualifying personnel.

(b) Undergraduate and post-graduate students from local Institutes of Higher Learning (11-ILs) and secondees from related parties of the Grantee or public research institutes, only if —

i.They are directly working on the Project but excluding persons undertaking support functions such as administration and finance;

ii.EDB is satisfied that their involvement has resulted in the building of local capability; and

iii.The salaries of such persons are paid by the Grantee.

“Locals” refers to qualifying personnel who are Singapore Citizens or Singapore Permanent Residents, while “Foreigners” refers to all other persons.

1.5	Manpower (Salary, COLA and Airfare)

The qualifying costs for this category refers to the following: (a) Manpower — Salary

The qualifying costs for Manpower — Salary refers to basic salaries, annual wage supplement (AWS) and the corresponding employer's contribution to CPF on basic salaries and AWS, of the qualifying personnel.

AWS is capped at 1 month per calendar year and is qualifying only if—

i.It is a standard component in the personnel's salary package;

iv.It is paid out during the Qualifying Period (regardless of the period for which the AWS is paid for work done); and

v.The personnel is working on the Project at the point when the AWS is paid out.

For qualifying personnel not exclusively working on the Project, only the pro-rated AWS based on the percentage of time spent working on the Project in the month of the AWS payout is claimable.

The qualifying costs for basic salaries and the corresponding employer's CPF contribution shall be capped at S$20,000 per calendar month per qualifying personnel, while the qualifying costs for AWS and the corresponding employer's CPF contribution shall be capped at S$20,000 per calendar year per qualifying personnel.

Other bonuses and allowances, and the corresponding CPF contributions, regardless of whether they are included under basic salaries for income tax purposes or any other purpose, are not qualifying costs.

(b) Manpower — Cost Of Living Allowance (COLA) & Airfare

The qualifying costs for COLA & Airfare refers to costs incurred for overseas trip(s) that is necessary for the Project, made by qualifying personnel, and shall be limited to accommodation, meals and local transportation (i.e. COLA), as well as airfare.

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1.6	Training

The qualifying costs for Training refers to the following costs incurred for training that is necessary for the Project:

(a)Fees for courses conducted by non-related parties for qualifying personnel who are Locals, only; or

(b)Basic salaries and the corresponding employer's contribution to CPF, COLA and airfare of overseas trainers deployed to Singapore to train qualifying personnel within the Singapore operations. The qualifying costs for overseas trainer's basic salaries and the corresponding employer's contribution shall be capped at S$20,000 per calendar month per trainer. The qualifying costs for COLA are costs incurred for accommodation, meals and local transportation of the overseas trainer during the training in Singapore. AWS, other bonuses and allowances, and the corresponding CPF contributions, regardless of whether they are included under basic salaries for income tax purposes or any other purpose, are not qualifying.

The Grantee may only claim either (a) or (b) for any one training programme.

1.7	Equipment

The qualifying costs for Equipment refers to the pro-rated

purchase price of the equipment, principal repayments for equipment bought on hire purchase, or lease payments incurred for the period of use of the equipment for the Project during the Qualifying Period, and any direct costs attributed to bringing the equipment to working condition but excluding maintenance costs. For equipment that is leased or bought on hire purchase, any financing interest is not qualifying.

The qualifying costs for Equipment shall be pro-rated based on the number of months the equipment is used for the Project during the Qualifying Period over the useful life of the equipment or 36 months, whichever is longer.

Qualifying costs of equipment =

[Cost incurred] x [No. of months used for the Project]
Equipment useful life or 36 months, whichever is longer

1.8	Materials, Consumables and Technical Software

The qualifying costs for Materials and Consumables refers to the purchase price of materials and consumables used in the Project.

The qualifying costs of Technical Software refers to the pro-rated purchase price, lease payments or licensing fees incurred for the period of use of the technical software for the Project during the Qualifying Period. For technical software that is leased, any financing interest is not qualifying.

The qualifying costs for Technical Software shall be pro-rated based on the number of months the technical software is used for the Project during the Qualifying Period over the useful life of the technical software or 24 months, whichever is longer.

Qualifying costs of technical software =

[Cost incurred] x [No. of months used for the Project]
Technical Software useful life or 24 months,
whichever is longer

1.9	Professional Services

The qualifying costs for Professional Services refers to costs incurred for professional services performed in Singapore by Singapore-based service providers, whichmay include consultancy, subcontracting, testing and certification approval, that are necessary for the Project.

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1.10	Intellectual Property Rights (IPR)

The qualifying costs for IPR refers to the pro-rated purchase price for technology acquisition, licensing fees or royalties payments incurred for the period of use of the IPR for the Project during the Qualifying Period.

The qualifying costs for IPR shall be pro-rated based on the number of months the IPR is used for the Project during the Qualifying Period over the useful life of the IPR or 60 months, whichever is longer.

Qualifying costs of IPR =

[Cost incurred] x [No. of months used for the Project]
IPR useful life or 60 months, whichever is longer

1.11	Other Costs	The qualifying costs for Other Costs shall be in accordance to Details on Qualifying Cost, if any.
1.12	Non-Qualifying Costs

The following are non-qualifying costs:

(a) Payments to a related party for the following: course fees, used equipment, used materials, used consumables, used technical software, professional services and intellectual property rights.

For related party transactions other than those in the above non-qualifying list, the qualifying costs for each such transaction shall be only based on the actual costs incurred by the related party and excluding any mark-ups or administrative charges that may be imposed by the related party. This, however, does not absolve the Grantee from the requirement to carry out related party transactions at arm's length.

(b) Alf cost items that are not used exclusively for the Project, unless the qualifying costs for that item is suitably pro-rated;

(c) All rentals of business/operating premises or electricity/utility costs;

(d) All construction costs;

(e) All patent application and registration costs, and licensing costs incurred for the purpose of onward licensing acquired IPR to other parties;

(f) All costs incurred in relation to the audit of claims or project milestones achievements;

(g) All taxes, including but not limited to GST and withholding taxes; or

(h) All cost items that have already been supported by another grant awarded by a Singapore government agency.

For the avoidance of doubt, the above list of non-qualifying costs is not exhaustive.  The Grantee shall not treat any cost item as qualifying unless it has been expressly provided as such in this Letter of Award.

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1.13	Sale, Lease, Disposal or Transfer of Equipment or Technical Software or Intellectual Property Rights

The Grantee shall not sell, lease, dispose or otherwise transfer the equipment or technical software or intellectual property rights supported under the Incentive to another party during the Qualifying Period without first obtaining the written approval of EDB, which if so granted, shall be on such terms as EDB deems fit.

In the event of a breach of the foregoing, or where any equipment or technical software or intellectual property rights whose acquisition has been supported under the Incentive otherwise ceases to be used for the

Project during the Qualifying Period, any disbursements pertaining to the unutilized portion of the asset shall be offset against subsequent claim(s) or returned to EDB. Should the asset be subsequently re-activated for use for the Project during the Qualifying Period, the Grantee may submit the claim for the period of re-activated use.

1.14	Appendix	Please refer to the Appendix for additional terms and conditions not contained in Section 1, 3 and 4, if applicable.

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SECTION 2:   PROJECT MILESTONE CONDITIONS

2.1 Tranche 1 (21 Feb 2020 – 20 Feb 2021)

To qualify for tranche 1 of the Incentive, the Grantee shall fulfil all of the following as at the specified “Due Date” and maintain them until the specified “Maintain Till Date” at least the specified Quantum, where applicable:

ConditionQuantumDue DateMaintain Till Datei.[* * *]N.A.[* * *][* * *]ii.[* * *]N.A.[* * *][* * *]iii.[* * *]N.A.[* * *][* * *]iv.[* * *]N.A.[* * *][* * *]v.[* * *]N.A.[* * *][* * *]vi.[* * *]N.A.[* * *][* * *]vii.[* * *]N.A.[* * *][* * *]viii.[* * *]N.A.[* * *][* * *]

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Section 3:   Terms and Conditions on claims, disbursements and progress updates

Claims

1.

Claims must be submitted using the prescribed Forms la and lb and be certified by a duly authorised signatory of the Grantee. Each claim should cover a period of at least 6 months. The amount of grant monies disbursed shall be based on the actual qualifying cost items incurred by the Grantee on the Project during the Qualifying Period.

2.

All claims must be externally audited by a Public Accountant/audit firm registered with the Accounting and Corporate Regulatory Authority. The External Auditor's Statement, in accordance with the prescribed format in Annex 2, shall be submitted at least once every 12 months from the start of the claim period, and shall be accompanied by Forms la and lb as stamped by the external auditor (or stamped copies of Forms la and lb that were previously submitted) for the claims covered in the Statement. The Grantee shall make available to its auditor this Letter of Award and its accompanying annexes, including the Terms of Reference for External Auditors at Annex 2. In the event that the external auditor cannot issue an unqualified statement, EDB shall have direct access to the external auditor to obtain details with regard to the audit findings. For the avoidance of doubt, nothing in this paragraph prevents the Grantee from submitting unaudited claims in the interim.

3.

The final audited claim shall be submitted to EDB with complete documentation (including the External Auditor's Statement on such part of the Qualifying Period as was not covered in the previous audit, if any) within 183 calendar days from the end of the Qualifying Period, or from completion or termination of the Project, whichever is earlier, unless otherwise approved by EDB.

Half-Yearly

Yearly and Final Claim

Claims Submissions

Form 1a – Fund Request

Form 1b – Breakdown of Fund Request

(download soft copy of the forms from EDB Portal or call EDB Finance hotline at Tel: +65 6832 6416)

Annex 2 – External Auditor’s Statement

Annex 1 – Direct Credit Authorisation (to submit together with the first fund request; resubmission is only necessary if there is change in bank details)

Requirements on Document Submissions for Claims

Disbursements

4.	[* * *].

5.	[* * *]

6.

Disbursements for any qualifying equipment shall only be made after the equipment has been commissioned for the Project. In cases where the commissioning of equipment is not applicable, disbursements shall only be made after the qualifying equipment has been delivered.

7.	[* * *].

8.	[* * *].

Progress Updates

9.	The Grantee shall submit the following:
(a)	An Annual Progress Update, in accordance with the prescribed format in Annex 3. This is to be submitted as and when notified by EDB.
(b)

A Final Progress Update, in accordance with the prescribed format in Annex 4. This is to be submitted within 183 calendar days from completion or termination of the Project, unless otherwise approved by EDB.

10.

The submission by the Grantee and EDB’s acceptance of the above progress updates shall not, in and of itself, constitute a waiver or variation of any of the terms and conditions of this Incentive, or a waiver of any breach thereof.  If required by EDB, the Grantee must undertake to submit additional information and supporting documents to substantiate the information provided.

Section 4:   Additional Terms and Conditions for grantS

Implementation of Project

1.	The Grantee shall implement the Project as stated in the Application throughout the qualifying period.

Definitions

2.

Where the term appears in this Letter of Award, cumulative fixed asset investment (FAI) refers to fixed assets (at cost), excluding land, as at the milestone date specified.  Additional fixed asset investment (FAI) refers to additional fixed assets (at cost), excluding land, invested over the specified period. In each case, the calculation of FAI shall be net of disposal of assets.  Where there is a requirement to “maintain” FAI, this means that any sale of the assets constituting the requisite FAI shall be compensated for by the incurring of replacement FAI.

3.

Where the term appears in this Letter of Award, Total Business Expenditure (TBE) shall be ascribed the meaning attributed to it under Item D in Part II of the EDB Core Form. Unless otherwise specified in the Letter of Award, TBE refers to the expenditure incurred during the relevant twelve-month period immediately preceding the due date of the condition in question.

4.	Where the terms appear in this Letter of Award, the terms: -

(a)

“Skilled Employees” shall refer to “Professionals”, “Managers”, “Associate Professionals and Technicians” and “Skilled Production Craftsmen”, each as identified as the same in the EDB Supplementary Form;

(b)	“Research Scientists and Engineers (RSEs)” shall refer to scientists and engineers who are principally employed in a research capacity;
(c)	A person is “based in Singapore” if he/she is a tax resident of Singapore; and
(d)

“Singapore publicly-funded IHLs” refer to National University of Singapore (NUS), Nanyang Technological University (NTU), Singapore Management University (SMU), Singapore University of Technology and Design (SUTD), Singapore Institute of Technology (SIT), Singapore University of Social Sciences (SUSS), Institute of Technical Education (ITE), and all Polytechnics in Singapore.

Utilisation of grant monies

5.	Virement from one qualifying cost category to another is not permitted unless first approved in writing by EDB.

6.	Grant monies are not to be applied towards the payment of any form of taxes, including but not limited to GST and withholding taxes.

7.	All Grant monies received shall be used solely for the implementation of the Project.

Submission of claims

8.	EDB reserves the right to –
(a)	require the provision of any document or information for the purposes of verifying a claim; and
(b)	reject any claim not submitted in accordance with the prescribed procedures or in respect of which the Grantee is unable to provide justification to EDB’s satisfaction.

Related Party Transactions

9.	The Grantee is to carry out all related party transactions at arm’s length. A related party, for the purposes of this clause, is determined with reference to Financial Reporting Standards 24.

Co-operation with EDB

10.	The Grantee shall –
(a)

upon receipt of at least two weeks’ notice in writing from EDB, and for the purpose of allowing EDB to determine whether the Grantee is complying with the terms and conditions of the Incentive, permit EDB officers or such other persons as EDB may nominate to inspect the premises where the Project is carried out, the Grantee's accounts on expenditures related to the Project and the Grantee’s records on the progress of the Project, and such other information or documents as EDB may consider necessary.  Any inspections shall be carried out at reasonable intervals.  The Grantee shall, upon notification from EDB, reimburse EDB for reasonable costs incurred by EDB or its nominee in connection with any inspection carried out pursuant to this sub-clause;

(b)	if required by EDB, submit a report comparing its projections in the Application with the actual realised figures. The template for this report and the timeline for submission will be provided by EDB;

(c)

if required by EDB, submit an external auditor’s report setting out its progress in meeting the terms and conditions of the Incentive. Where an external auditor’s report is required, EDB may specify that this be submitted by a stipulated deadline and follows the Agreed-Upon Procedures Report Template (“AUP Template”) as published on the website of the Institute of Singapore Chartered Accountants.  In the event that the external auditor cannot issue an unqualified statement, EDB may elect to have direct access to the external auditor to gather details with regard to the external auditor’s findings and the Grantee shall facilitate EDB’s access in this regard, including but not limited to providing all necessary consents to enable the external auditor to resolve EDB’s queries and/or concerns to EDB’s satisfaction;

(d)	if required by EDB, submit a copy of its statutory filings (e.g. annual financial statements and audited accounts), together with the detailed profit and loss statement; and

(e)	provide information reasonably related to the Grant as well as other information required by EDB including responses to surveys or any other studies that may be carried out by EDB from time to time.

Effect of Incentive

11.

The Grantee shall comply with the terms and conditions set out in the Letter of Award until the end of the Qualifying Period or the due date of the final condition(s) imposed under Section 2 of the Letter of Award, whichever is later. The Grantee shall notify EDB as soon as possible should it fail to fulfill or maintain any said term or condition.

12.	Under no circumstances shall a failure to comply with the terms and conditions of the Grant permit the Grantee to unilaterally treat the Grant as having been terminated or revoked.

Termination and Default

13.

Should the Grantee seek the withdrawal, termination, or revocation of the Grant, it shall make a request in writing to EDB and the Grant shall continue to have effect until such time as the request is approved and EDB notifies the Grantee of the revocation of the Grant.

14.

In the event of any breach of any term or condition of the Grant, EDB shall give due consideration to a reassessment of the same. Notwithstanding the foregoing, EDB reserves the right to stop all disbursements, recover from the Grantee the total amount of Grant monies paid to the Grantee, and require payment by the Grantee of all costs and interest incurred by EDB in connection with such recovery.

15.	In the event –
(a)	the Project is terminated or aborted;
(b)	the Grantee is likely to cease to exist as a distinct legal entity during the qualifying period; or
(c)

where the Grantee is a foreign company with a branch registered in Singapore with the Accounting and Corporate Regulatory Authority, the Grantee’s business operations or registration with the Accounting and Corporate Regulatory Authority is likely to cease during the Qualifying Period then -

(i)

the Grantee shall be obliged to inform EDB in writing of the same immediately, and in the case of sub-clauses (b) and (c), where the cessation of existence, cessation of business operations or cessation of registration is initiated by the Grantee, EDB shall be informed at least 183 calendar days before the intended date of cessation of existence, cessation of business operations or cessation of registration, as the case may be; and

(ii)

such termination, abortion, cessation of existence, cessation of business operations or cessation of registration, as the case may be, shall constitute a breach of the terms and conditions of the Grant.

Confidentiality

16.

The terms and conditions of the Grant shall be kept confidential by the Grantee and shall be disclosed to a director, officer or employee of the Grantee only to the extent that the disclosure is necessary for the said director’s, officer’s or employee’s as the case may be, performance of his duties. Said information shall not be disclosed to any third parties, including but not limited to the general public and the press, except with the prior written approval of EDB. Notwithstanding the generality of the foregoing, the Grantee may release said information, on a strictly confidential and need to know basis, to auditors, tax consultants and legal advisors as may be necessary for the purposes of obtaining professional advice PROVIDED the Grantee ensures that such third parties are first informed of, and acknowledge in writing, the confidential nature of the disclosed information. The Grantee may also release the said information to the Inland Revenue Authority of Singapore (IRAS) where the release is made pursuant to a statutory obligation owed to IRAS.

Disclaimers

17.

The failure by EDB to insist upon strict performance of the terms and conditions of the Grant shall not constitute a waiver of any of EDB's rights therein, at law or in equity, or a waiver of EDB’s right subsisting or future, to require the Grantee to comply  with any other term or condition of the Grant.

18.	Neither EDB nor the Grantee shall, by virtue of the Letter of Award, be deemed to be in a relationship of partnership, agency or employment with the other.

19.

No waiver or variation of the terms and conditions of the Grant shall be valid unless such waiver or variation is notified or agreed upon in writing by a duly authorised representative of EDB of Director-level or higher.

20.

No person, save EDB and the Grantee, shall have any right under any statutory provisions or applicable law to the extent their operation may be excluded, to enforce against EDB or the Grantee any of the terms or conditions of the Grant.

Others

21.	The award of the Grant shall not absolve the Grantee from its obligation to comply with the requirements of any law for the time being in force that applies to its operations.
22.	Save with the prior written approval of EDB, the Grantee may not seek or receive monies from any other incentives by the Government of Singapore or any of its agencies for funding of the Project.
23.

EDB reserves the right to amend the terms and conditions of the Grant in the event of any errors on the part of EDB, including but not limited to typographical errors and accidental omissions. All other amendments to the terms and conditions in the Letter of Award shall be subject to mutual written consent.

24.	The Letter of Award embodies the entire agreement between EDB and the Grantee in respect of the Grant and any prior or contemporaneous representations, either oral or written, are hereby superseded.

25.	Headings or titles in this Letter of Award are for reference and convenience only and do not form part of this Letter of Award and shall not affect its interpretation.

Appendix to LOA

Section 1

Clauses 1.2, 1.5 and 1.9 of Section 1 shall be deleted in its entirety and replaced with the provision(s) set out in the third column of the following table.

1.2	Grant Amount

The amount claimable in each category is determined by the actual qualifying costs incurred in that category multiplied by the support rate for that category. Virement across all cost categories is allowable.

The total amount claimable under the Incentive is the maximum grant amount.

1.5	Manpower (Salary, COLA and Airfare)

The qualifying costs for this category refers to the following:

(a) Manpower – Salary

The qualifying costs for Manpower – Salary refers to basic salaries and annual wage supplement (AWS), of the qualifying personnel.

AWS is capped at 1 month per calendar year and is

qualifying only if –

i. It is a standard component in the personnel’s salary package;

ii. It is paid out during the Qualifying Period (regardless of the period for which the AWS is paid for work done); and

iii. The personnel is working on the Project at the point when the AWS is paid out.

For qualifying personnel not exclusively working on the Project, only the pro-rated AWS based on the percentage of time spent working on the Project in the month of the AWS payout is claimable.

Other bonuses and allowances, regardless of whether they are included under basic salaries for income tax purposes or any other purpose, are not qualifying costs.

(b) Manpower – Cost Of Living Allowance (COLA) & Airfare

The qualifying costs for COLA & Airfare refers to costs incurred for overseas trip(s) that is necessary for the Project, made by qualifying personnel, and shall be limited to accommodation, meals and local transportation (i.e. COLA), as well as airfare.

1.9	Professional Services

The qualifying costs for Professional Services refers to costs incurred for professional services performed by service providers, which may include consultancy, subcontracting, testing and certification approval, that are necessary for the Project. Such costs may comprise of:

1.Costs incurred in Singapore for professional services by Singapore-based service providers; and

2.Costs incurred overseas for professional services by overseas-based non-related party providers.

Clause 1.15 shall be added with the provision(s) set out in the third column of the following table

1.15	Exchange Rate	The applicable USD/SGD exchange rate for all claims shall be USD1 : 1.39SGD.

Section 3

Clauses 2, 4, 5 and 7 of Section 3 shall be deleted in its entirety and replaced with the provision(s) set out below.

“2. All claims must be externally audited by a Certified Public Accountant [1]. The External Auditor’s Statement, in accordance with the prescribed format in Annex 2, shall be submitted at least once every 12 months from the start of the claim period, and shall be accompanied by Forms 1a and 1b as stamped by the external auditor (or stamped copies of Forms 1a and 1b that were previously submitted) for the claims covered in the Statement. The Grantee shall make available to its auditor this Letter of Award and its accompanying annexes, including the Terms of Reference for External Auditors at Annex 2. In the event that the external auditor cannot issue an unqualified statement, EDB shall have direct access to the external auditor to obtain details with regard to the audit findings. For the avoidance of doubt, nothing in this paragraph prevents the Grantee from submitting unaudited claims in the interim.”

“4.  [* * *]

“5.  [* * *]

“7. [* * *]

Clauses 8 of Section 3 shall not be applicable.

Section 4

Clause 5 of Section 4 shall not be applicable.

Clauses 10 (c) of Section 4 shall be deleted in its entirety and replaced with the provision(s) set out below.

“10. (c) if required by EDB, submit an external auditor’s report setting out its progress in meeting the terms and conditions of the Incentive. Where an external auditor’s report is required, EDB may specify that this be submitted by a stipulated deadline and follows the prescribed format in Annex 2. In the event that the external auditor cannot issue an unqualified statement, EDB may elect to have direct access to the external auditor to gather details with regard to the external auditor’s findings and the Grantee shall facilitate EDB’s access in this regard, including but not limited to providing all necessary consents to enable the external auditor to resolve EDB’s queries and/or concerns to EDB’s satisfaction;

Clause 16 of Section 4 shall be deleted in its entirety and replaced with the provision(s) set out below.

“16. (a) The terms and conditions of the Grant shall be kept confidential by the Grantee and shall be disclosed to a director, officer or employee of the Grantee only to the extent that the disclosure is necessary for the said director's, officer's or employee's as the case may be, performance of his duties. Said information shall not be disclosed to any third parties, including but not limited to the general public and the press, except with the prior written approval of EDB. Notwithstanding the generality of the foregoing, the Grantee may release said information, on a strictly confidential and need to know basis, to auditors, tax consultants and legal advisors as may be necessary for the purposes of obtaining professional advice PROVIDED the Grantee ensures that such third parties are first informed of, and acknowledge in writing, the confidential nature of the disclosed information. The Grantee may also release the said information to the Inland Revenue Authority of Singapore (IRAS) where the release is made pursuant to a statutory obligation owed to IRAS. Furthermore, as a publicly traded company in the United States, Arcturus may disclose this Grant and the existence, terms and conditions of this Grant to the extent necessary, as reasonably determined by Grantee, to be in compliance with regulatory requirements with the U.S. Securities and Exchange Commission (SEC) and Food and Drug Administrations.

16. (b) Within the Incentive Period, to the extent that Grantee provides EDB with proprietary confidential information, which shall be marked as such if in written, electronic, or tangible form, or verbally indicated as such if communicated orally, EDB agrees to maintain such information in strict confidence, to use the confidential information only for the purposes articulated in this Letter of Award, and to not disclose the information except to those personnel of EDB who have a need to know the information, except as required by

(i)applicable law;

(ii)valid order of court or government authority; or

(iii)the Ministry of Trade and Industry of the Government of Singapore, the Ministry of Finance of the Government of Singapore, or the Inland Revenue Authority of

Singapore, for EDB's reporting, administrative or approval purposes, such information is not to be released to any external parties, the public or the press without the prior written approval of the Grantee.”